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                                                                   Exhibit 10.19

                                   SCHEDULE D

                   Collateral Description - JPMorganChase Bank



All personal property of the Debtor.


                              CONSIGNMENT AGREEMENT


CONSIGNMENT AGREEMENT ("Agreement") made as of the 31st day of March, 2003, by and among SOVEREIGN PRECIOUS METALS, LLC, a Pennsylvania limited liability company with an office at 15 Westminster Street, Providence, Rhode Island 02903 ("Sovereign"), as a bank and as collateral agent for the Banks, ABN AMRO BANK N.V. a public company with limited liability organized under the Laws of the Netherlands, with an office at 680 Fifth Avenue, 6th Floor, New York, NY 10166, New York, New York ("ABN"), as a bank and COMMERZBANK INTERNATIONAL S.A., a Corporation organized under the laws of Switzerland ("Commerzbank" and together with Sovereign and ABN sometimes collectively referred to as, the "Banks") and MICHAEL ANTHONY JEWELERS, INC., a Delaware corporation with its principal office at 115 South MacQuesten Parkway, Mount Vernon, New York 10550-1724 ("Buyer").

         Buyer has requested the Banks to deliver Precious Metal (as defined herein) on consignment for sale to Buyer and the Banks are willing to make those deliveries and sales on the terms and conditions of this Agreement.

         1.       Definitions.

         For the purposes of this Agreement:

         "Accounts Receivable Facility" means that certain line of credit facility from JPMorganChase Bank to Buyer, as amended, modified or renewed from time to time.

         "Agent" means Sovereign Bank, in its capacity as collateral agent hereunder, and any successor thereto appointed pursuant to Section 17 hereof.

         "Aggregate Extensions of Credit" means, at any time, an amount equal to the sum of all Banks' Extensions of Credit.

         "Applicable Consignment Rate Margin" means for each Interest Period, the applicable percentage offered by a Bank from time to time.

         "Banks" shall have the meaning ascribed in the preamble.

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         "Base Rate" shall have the meaning ascribed in Section 5(d) hereof.

         "Borrowing Base Certificate" shall have the meaning ascribed in Section 12(e)(iv) hereof.

         "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in Providence, Rhode Island and New York, New York are open for the transaction of business.

         "Buyer" shall have the meaning ascribed in the preamble.

         "Buyer's Counsel" means Rita Martin-Crowley, Esq.

         "Capital Expenditures" means the expenditure of funds for, or the purchase, contracting for the purchase, or the lease of, capital improvements, fixed assets or intangible assets.

         "Collateral" means a first priority perfected security interest in all inventory now owned or hereafter acquired by Buyer or in which Buyer now or hereafter acquires an interest, including all merchandise, returned and repossessed goods, raw materials, goods in process, finished goods and proceeds therefor (hereinafter called the "Inventory"), and a second priority perfected security interest in all accounts of Buyer, including all accounts receivable, notes, drafts, acceptances, chattel paper and other forms of obligations and receivables now owned or hereafter arising from Inventory sold or otherwise disposed of by Buyer; and all proceeds and products of all of the foregoing.

         Commitment Percentage" means, as to any Bank at any time, the amount set forth opposite such Bank's name on Schedule 1 hereto under the column titled "Precious Metals Commitment," as applicable.

         "Consigned Precious Metal" means Precious Metal, which any Bank has consigned to Buyer pursuant to the terms of this Agreement for which payment has not been received or which has not been Redelivered to such respective Bank.

         "Consignment" means, individually, or in the aggregate, as applicable, the consignment of Precious Metal made or to be made by the applicable Bank, to Buyer pursuant to Section 2 hereof.

         "Consignment Base Availability" means the least of (a) ninety-five percent (95%) of Eligible On-Premises Inventory plus seventy percent (70%) of Eligible Off Premises Inventory plus twenty five percent (25%) of Inventory located at MADOR (capped at 10,000 fine troy ounces of Precious Metal from December 1 through July 31 and 15,000 fine troy ounces of Precious Metal during the period of August 1 through November 30) or (b) 175,000 fine troy ounces of Precious Metal or Precious Metal having a Fair Market Value of Seventy Million Dollars ($70,000,000).

         "Consignment Fee" means the fee to be paid to the Banks (as applicable), pursuant to Section 5.

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         "Consignment Fixed Rate" means with respect to any Interest Period and so long as market conditions permit, the rate per annum equal to the current market rate for fixed rate Precious Metals maturities plus the Applicable Consignment Rate Margin.

         "Consignment Fixed Rate Amount" means Consigned Precious Metal, which is accruing a Consignment Fee, calculated by reference to a Consignment Fixed Rate.

         "Consignment Floating Rate" means a rate per annum determined by each of the Banks from time to time in its sole discretion plus the Applicable Consignment Rate Margin.

         "Consignment Floating Rate Amount" means Consigned Precious Metal, which is accruing a Consignment Fee, calculated by reference to the Consignment Floating Rate.

         "Consignment Rate" means either a Consignment Fixed Rate or a Consignment Floating Rate.

         "Deliver" or "Delivery" means either actual shipment, creating the right in Buyer to demand actual shipment through a writing, instrument or a statement of account, or the crediting of Precious Metal by a Bank to the account of Buyer with one or more third parties when no physical movement thereof is contemplated by the parties.

         "Dollars" and "$" means dollars in lawful currency of the United States of America.

         "Duly Authorized Officer" means the President or Vice President of Buyer or any Bank, or such other officer or employee of any party who is authorized by such party's Board of Directors or an executive committee of such Board of Directors.

         "EBIT" means earnings before interest and taxes.

         "EBITDA" means earnings before interest, taxes, depreciation and amortization.

         "Eligible Memo Inventory" means Buyer's insured Precious Metal inventory consigned or delivered on memo to customers approved in writing by Banks and identified on Schedule 2 (which approval may be revoked by Banks at any time by Notice to Buyer) and with whom Buyer has written consignment or memo agreements and has filed Uniform Commercial Code financing statements in form and at locations satisfactory to Banks and for which Buyer has granted to the Agent, for the ratable benefit of the Banks, a security interest in such Collateral and has made the appropriate assignments of its security interest. For the purpose of this definition, Precious Metal Inventory may include Consigned Precious Metal but shall exclude Precious Metal owned or consigned by any other party.

         "Eligible Off-Premises Inventory" means, collectively, Eligible Memo Inventory, Eligible Refiners' Inventory and Eligible Salesman Sample Inventory.

         "Eligible On-Premises Inventory" means Buyer's insured Precious Metals Inventory physically located on site at Buyer's Principal Office. For the purpose of this definition, Precious



                                      -17-
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Metal Inventory may include Consigned Precious Metal but shall exclude Precious
Metal owned or consigned by any other party.

         "Eligible Refiners' Inventory" means Buyer's insured Precious Metal Inventory in the possession of approved domestic refiners against whom Uniform Commercial Code financing statements have been filed by Agent, for the ratable benefit of the Banks, covering such Inventory. Approval of a domestic refiner shall be in Banks' sole and absolute discretion.

         "Eligible Salesman Sample Inventory" means Buyer's insured Precious Metal inventory in the possession of bonded employees, sales representatives or agents and for whom Uniform Commercial Code financing statements have been filed by Agent, for the ratable benefit of the Banks, covering such Inventory. For the purpose of this definition, Precious Metal Inventory may include Consigned Precious Metal but shall exclude Precious Metal owned or consigned by any other party.

         "Environmental Requirement(s)" means any present or future law, statute, ordinance, rule, regulation, order, code, license, permit, decree, judgment, directive or the equivalent of or by any Governmental Authority and relating to or addressing the protection of human health or the environment.

         "Event of Default" means an Event of Default under Section 15 of this Agreement.

         "Extensions of Credit" means, as to any Bank at any time, an amount equal to such Bank's Commitment Percentage of the Purchase Price of the Consignment.

         "Facility Termination Date" means March __, 2004.

         "Fair Market Value" on any day, with respect to the calculation of the Dollar value of Precious Metal, means the Second London Gold Fixing for that day times the number of troy ounces of Precious Metal for which such Dollar value is being calculated. If no such price is available for a particular day, the Fair Market Value for such day shall be the price for the immediately preceding day for which such price is available. In the event that the London Bullion Brokers shall discontinue or alter its usual practice of quoting a price in United States dollars for gold, the Fair Market Value on such day shall be the average of the Banks' spot quotation for Precious Metal for that day. In the event that the London Bullion Brokers shall discontinue or alter its usual practice of quoting a price in Dollars for gold, the Fair Market Value for such day shall be the average of the Banks' "ask" spot quotation for Precious Metal for that day.

         "Fee Letter" means that certain letter agreement among Sovereign, ABN and the Buyer dated as of March __, 2003.

         "Financial Statements" means the consolidated balance sheet, income statement, statement of cash flows and retained earnings statement of Buyer for the year or other period then ended, together with supporting schedules, audited (without qualification) by independent public accountants approved by Banks and prepared in accordance with GAAP.

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         "GAAP" means generally accepted accounting principles in the United
States of America, as promulgated or adopted by the Financial Accounting Standards Board and in effect from time to time, consistently applied with past financial statements of Buyer.

         "GE Credit Facility" means that certain term loan facility from General Electric Capital Business Asset Funding Corporation to Buyer dated January 29, 1999, as amended, modified or renewed from time to time.

         "Governmental Authority" means the United States government, any state or other political subdivision thereof, any agency, court or body of the United States government, any state or other political subdivision thereof, or any quasi-governmental agency or authority exercising executive, legislative, judicial, regulatory or administrative functions.

         "Guarantors" means each of MA Brands, Inc., a Delaware corporation, Michael Anthony Jewelers Sales and Distribution, LLC, a New York limited liability company, Michael Anthony Jewelers Real Estate, Inc., a New York corporation and Michael Anthony Jewelers Manufacturing, LLC, a New York limited liability company.

         "Guaranty" means the Joint and Several Guaranty of the Guarantors.

         "Hazardous Material" means any material or substance (i) which, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement, (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to human health or the environment, (iii) which is or contains petroleum or any fraction thereof, including crude oil, heating oil, gasoline or diesel fuel, or (iv) the presence of which requires investigation or remediation under any Environmental Requirement.

         "Intercreditor Agreement" means that certain Intercreditor Agreement of even date herewith by and among the Buyer, the Banks, Mitsui, JPMorganChase Bank and General Electric Capital Business Asset Funding Corporation.

         "Interest Period" means the period commencing on the date a Consignment is made and ending on the last day of (i) with respect to any Consignment Fixed Rate Amount, one, two, three, or six months thereafter or (b) with respect to a Consignment Floating Rate, such period of time until a Consignment Fixed Rate is so designated by Buyer; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period with respect to a Consignment Fixed Rate Amount would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (b) if the Buyer shall fail to give notice as provided in
         Section 2, the Buyer shall be deemed to have requested a conversion of the affected


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         Consignment Fixed Rate Amount to a Consignment Floating Rate Amount, as
         applicable, on the last day of the then current Interest Period with respect thereto;

                  (c) any Interest Period relating to any Consignment Fixed Rate Amount that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

                  (d) any Interest Period relating to any Consignment Fixed Rate Amount that would otherwise extend beyond the Facility Termination Date shall end on the Facility Termination Date.

         "LIBFR Rate" means the London Interbank Bullion Forward Rate as displayed on Reuters Gold Loan Screen, or if Reuters Gold Loan Screen is not available, the average rate set by the Banks for gold forwards for such period.

         "LIBOR Rate" means the rate of interest as determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period which appear on the Telerate page 3750 as of 11:00 a.m. London time, on the Second Business Day preceding the first day of the Interest Period. If such rate does not appear on the Telerate page 3750, that rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to the Interest Period which are offered by the Banks in the London interbank market at approximately 11:00 a.m. London time, on the Second Business Day preceding the first day of the Interest Period. The principal London office of each of the Banks will be requested to provide a quotation of its Dollar deposit offered rate. The rate for that date will be the arithmetic mean of the quotations.

         In the event that the Board of Governors of the Federal Reserve System shall impose a reserve percentage with respect to LIBOR deposits of any of the Banks, then for any period during which such reserve percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to one (1) minus the reserve percentage.

         "Loan Documents" mean this Agreement, the Security Agreement, the Guaranty and all other documents executed and delivered in connection herewith.

         "MADOR" means MADOR S.A., a corporation organized under the laws of the Dominican Republic.

         "Mitsui" means Mitsui & Co. Precious Metals, Inc.

         "Mitsui Letter Agreement" means that certain Letter Agreement of even date herewith among Buyer, Agent and the Banks of even date herewith.

         "Notice" or "Notices" means all requests, demands and other communications, in writing (including telegraphic and telecopy communications), mailed by registered or certified mail, return receipt requested, telegraphed, telecopied or hand-delivered to a Duly Authorized Officer of such party at that party's Principal Office.

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         "Obligations" means all obligations with respect to Consigned Precious
Metal and any loans, consignments (including all Consignments) or extensions of credit made or to be made by Banks to Buyer, together with Consignment Fees, fees incurred hereunder or otherwise, interest (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any and all indebtedness, liabilities and obligations which may at any time be owing by Buyer to any of the Banks, whether now in existence or incurred by Buyer from time to time hereafter, whether unsecured or secured by a lien upon any of Buyer's assets or property or the assets or property of any other person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether Buyer is liable to any of the Banks for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations also shall include any fees, expenses and other indebtedness owing to any of the Banks by Buyer under this Agreement, the Security Agreement or under any other agreement or arrangement now or hereafter entered into between Buyer and any of the Banks, any obligations of Buyer to any of the Banks with respect to forward contracts, Buyer's liability to the Banks pursuant to this Agreement as maker or endorser of any promissory note or other instrument for the payment of money, Buyer's liability to the Banks under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Banks may make or issue to others for Buyer's account, including any accommodation extended with respect to applications for letters of credit, or bankers' acceptance of drafts or endorsement of notes or other instruments for Buyer's account and benefit.

         "Operating Cash Flow" means, with respect to Buyer, for any relevant accounting period and determined in accordance with GAAP, (i) EBITDA; minus (ii) all taxes (including interest and penalties) paid in cash during such period, minus (iii) non-financed Capital Expenditures.

         "Permitted Lien" shall have the meaning ascribed in the Security Agreement.

         "Precious Metals Commitment" means the several obligations of the Banks to consign Precious Metal to the Buyer hereunder in an aggregate number of ounces at any time outstanding not to exceed the sum of the number of ounces set forth opposite each Bank's name under the column titled "Precious Metals Commitment" on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

         "Precious Metals Consignment Facility" means the precious metals consignment facility established pursuant to Section 2 hereof.

         "Precious Metal" or "Precious Metals" means gold having a fineness of not less than .9995 without regard to whether such gold is alloyed or unalloyed, in bullion form or is contained in or processed into other materials, which contain elements other than gold.

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  "Principal Office" means:

           For Banks:

           Sovereign Precious Metals, LLC
           15 Westminster Street
           Providence, Rhode Island 02903
           Attention: Precious Metals Department
           Telecopier Number: 401-752-1438

           ABN AMRO Bank N.V.
           680 Fifth Avenue, 6th Floor
           New York, NY  10166
           Attention:  Jeffrey Sarfaty, Vice President
           Telecopier Number:  212-649-5149

  and

           Commerzbank International S.A.
           Two World Financial Center, Treasury Department 32nd Floor New York, NY 10281-1050

                       TELECOPIER NUMBER:  (212) 266-7799

           Attention:  Ian C. MacDonald, Vice President, Manager Precious Metals

           For Buyer:

           Michael Anthony Jewelers, Inc.
           115 South MacQuesten Parkway
           Mount Vernon, New York 10550-1724
           Attention: Michael A. Paolercio, Senior Vice President/Treasurer Telecopier Number: 914-699-2335

         "Purchase Price" means a price to which the Duly Authorized Officers of the Buyer and each respective Bank agree and shall be stated in Dollars per troy ounce of Precious Metal content.

         "Redeliver" or "Redelivery" means that Buyer delivers to the relevant Bank's Principal Office, at Buyer's sole risk and expense, Precious Metal of a fineness equal to the fineness specified for that Precious Metal and of a quality and in a form acceptable to the relevant Bank.

         "Security Agreement" means that certain Security Agreement of even date herewith made by Buyer in favor of Agent, for the ratable benefit of the Banks, as security for the obligations, indebtedness and liabilities of Buyer to the Banks, whether by Consignment or otherwise, creating a first priority lien on the Inventory portion of the Collateral and a second priority lien on the remaining Collateral, as the same may be supplemented or amended from time to time.

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         "Security Documents" shall have the meaning ascribed in Section 6 hereof.

         "Subordinated Indebtedness" means indebtedness of Buyer, which is subordinated to Buyer's obligations to the Banks upon terms satisfactory to the Banks.

         "Subsidiary" means as to any person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).

         "Tangible Net Worth" means total assets less Total Liabilities (both as determined in accordance with GAAP) less the sum of any amounts attributable to intangible assets including, without limitation, goodwill, unamortized debt discount and expense, patents and licenses, trademarks, service marks, tradenames, customer lists, copyrights and research and development expenses.

         "Total Debt Service" means, as determined in accordance with GAAP, the aggregate amount of all interest expense (including, but not limited to, interest expense with respect to indebtedness, Subordinated Indebtedness and Consignment Fees, whether accrued or paid), plus current maturities on all long term obligations (including the Obligations).

         "Total Liabilities" means, at any date as of which the amount thereof shall be determined, all amounts that should, in accordance with GAAP, be included as liabilities on the balance sheet of Buyer as at such date, plus, to the extent not already included therein, the Fair Market Value of Consigned Precious Metal and all other obligations of Buyer under this Agreement and under any other Precious Metal consignment, loan or lease agreement and all indebtedness, including any unpaid Purchase Price for Consigned Precious Metal.

         "Total Outstandings" means the Fair Market Value of all Consigned Precious Metal.

         2. Amount of Consignment. (a) Provided (i) no notice of election to terminate this Agreement (as provided in Section 16 hereof) has been given by any of the Banks or the Buyer and (ii) no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred hereunder, the Banks (as applicable) will Deliver from time to time to Buyer upon its request Precious Metal under the terms and conditions of this Agreement; provided that (i) the maximum aggregate amount of the Consigned Precious Metal outstanding (after giving effect to all amounts requested) plus any unpaid Purchase Price for Consigned Precious Metal shall not exceed the Consignment Base Availability and (ii) the amount of Consigned Precious Metal requested from any Bank shall not at any time exceed such Bank's Commitment Percentage of the Precious Metals Commitment less such Bank's Consignments and any unpaid Purchase Price for Consigned Precious Metal.

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         (b) Buyer shall give to the relevant Bank, telephonic notice of each
Consignment requested hereunder (a "Consignment Request") no later than [10:00] a.m. on (i) the day of request for Precious Metal subject to a Consignment Floating Rate and (ii) at least two (2) Business Days prior notice of its requirement for a Consignment subject to a Consignment Fixed Rate. Each such notice shall specify (a) the number of troy ounces to be Delivered and/or purchased by the relevant Bank from the Buyer and then Consigned, (b) the proposed date of Delivery and/or purchase of such Consignment, (c) whether such Consignment is to be a Consignment Fixed Rate Amount or a Consignment Floating Rate Amount and (d) if such Consignment is to be a Consignment Fixed Rate Amount, the Interest Period applicable to such Consignment. Promptly upon receipt of any such Consignment Request, the relevant Bank shall notify each of the other Banks thereof. Each Consignment Request shall be irrevocable and binding on Buyer.

         (c) If for any reason the number of troy ounces or Fair Market Value (or unpaid Purchase Price in the case of Consigned Precious Metal for which the Purchase Price has been agreed but payment has not been received by the relevant
Bank) of all Consigned Precious Metal at any time exceeds the Consignment Base Availability, Buyer shall immediately Redeliver to such Bank, or purchase and pay for, Precious Metal of a quantity, or with a Fair Market Value, sufficient to eliminate such excess.

         (d) Each Bank shall provide Buyer with a monthly statement of the quantity of Consigned Precious Metal (in whatever form) held by Buyer. If Buyer does not agree with the information reported in the statement, Buyer shall give Notice of such disagreement to the applicable Bank within fifteen (15) days of the date of receipt of such statement. If Buyer fails to give Notice to the applicable Bank within the fifteen (15) day period, Buyer shall be deemed to have affirmed the accuracy of the information reported in the statement and to have waived any claim Buyer may have by reason of a dispute as to such statement. At least once each year, Buyer shall provide the Banks with a written confirmation, signed by a Duly Authorized Officer of Buyer, of the quantity of Consigned Precious Metal as of the date of such confirmation. Upon and after the occurrence of an Event of Default, Buyer shall provide to the Banks on a daily basis written confirmation, in form acceptable to the Banks, of the quantity and location of all Consigned Precious Metal.

         (e) None of the Banks shall be liable to Buyer if any Bank fails to Deliver the Precious Metal by reason of an Act of God or other catastrophe, force majeure, lack of supply, delay in transportation, war or other hostilities, terrorism, strike, lockout, epidemic, acts of government or other public authority, requirements of any regulatory board, agency or authority, unavoidable casualties or any other causes beyond Banks' control. THE BANKS MAKE NO WARRANTY OF MERCHANTABILITY IN RESPECT TO PRECIOUS METAL CONSIGNED OR SOLD UNDER THIS AGREEMENT NOR OF FITNESS FOR ANY PARTICULAR PURPOSE NOR ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, except that the Banks do warrant to Buyer that all Precious Metal will be of the fineness stated in Section 1.

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         3.       Delivery of Precious Metal.

         All Deliveries of Precious Metal by Banks will be made to Buyer at Buyer's Principal Office, or other locations approved by Banks, such Deliveries to be on terms and conditions satisfactory to Banks. At the time of Delivery, Banks shall provide Buyer with the particulars of the total quantity of the Precious Metal being Delivered to Buyer. A Duly Authorized Officer of Buyer receiving any Delivery shall give a receipt to the applicable Banks for the same in a form satisfactory to such Bank. All shipping expenses (including insurance) shall be borne by Buyer, and any such expenses paid or incurred by any Bank shall be reimbursed by Buyer immediately in the same manner as payments under
Section 5 hereof.

         4.       Title.

         The Precious Metals Consignment Facility is intended to be a true consignment agreement, where, following a consignment, the Banks, shall retain title to the Consigned Precious Metal until the Banks, have received payment for the Consigned Precious Metal as required by Section 5 of this Agreement. If notwithstanding the foregoing sentence, it is determined for any reason that the consignment created hereby is one intended as security or that the consignment is a sale or return or other sale, the Consigned Precious Metal shall constitute Collateral under the terms of the Security Agreement, and the terms of the Security Agreement shall govern the Agent's and Banks' security interest therein. Upon each Delivery, Buyer shall bear the entire risk of loss, theft, damage or destruction of the Consigned Precious Metal from any cause whatsoever, whether or not insured, and Buyer agrees to hold the Consigned Precious Metal in trust for the Banks and to indemnify and hold harmless the Banks against any and all liabilities, damages, losses, costs, expenses, suits, claims, demands or judgments of any nature (including, without limitation, attorneys' fees and expenses) arising from or connected with any loss, theft, damage or destruction of the Consigned Precious Metal.

         5.       Consignment Fees; Purchase Price; Payments; Closing Fees;
Agent's Fees

                  (a) Buyer shall pay the Banks, a Consignment Fee equal to:

                           (i) For each day with respect to Consignment Floating
                  Rate Amounts, the product of the applicable Consignment Floating Rate times a fraction, the numerator of which is one
                  (1) and the denominator of which is three hundred sixty (360) times the Fair Market Value (as of such date) of Consigned Precious Metal outstanding on such day which are Consignment Floating Rate Amounts; and/or

                           (ii) For each day during each Interest Period with
                  respect to Consignment Fixed Rate Amounts, the product of the applicable Consignment Fixed Rate applicable to such Interest Period times a fraction, the numerator of which is one (1) and the denominator of which is three hundred sixty (360) times the Fair Market Value (as of the such date) of Consigned Precious Metal outstanding for such Interest Period which are Consignment Fixed Rate Amounts.

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         The Consignment Fee shall be payable monthly in arrears on the first
Business Day of each month.

         (b) During the term of this Agreement, Buyer shall have the right to purchase any Consigned Precious Metal. To exercise the right, a Duly Authorized Officer of Buyer shall give Notice to a Duly Authorized Officer of the relevant Bank that Buyer is purchasing specified quantities of Consigned Precious Metal. The parties' Duly Authorized Officers shall mutually agree on a Purchase Price for the Consigned Precious Metal. A Duly Authorized Officer of the relevant Bank shall confirm Buyer's Notice in writing. All purchases of Consigned Precious Metal subject to a Consignment Fixed Rate prior to the end of an Interest Period shall obligate the Buyer to pay any breakage costs associated with such Consignment Fixed Rate Amount.

         (c) Buyer shall pay the full Purchase Price, plus any applicable sales or use tax, to the relevant Bank within two (2) business days of the date of the fixing of such Purchase Price. The applicable Consignment Rate shall continue in effect until such Purchase Price is paid in full. Payment of the Purchase Price and all other amounts due by Buyer to the Banks, under this Agreement shall be made in the following manner: (i) by bank wire to the Federal Reserve Bank of Boston for the account of Sovereign, the Federal Reserve Bank of New York for the account of ABN and the Federal Reserve Bank of New York for the account of Commerzbank, (ii) by Buyer authorizing the relevant Bank to charge its account with such Bank, or (iii) by other means which the relevant Bank approves in writing. If any Bank in its discretion grants payment terms different from the foregoing for particular purchases, then the Purchase Price shall not be deemed to be paid in full for the purposes of this Agreement until all payments under such terms have been made.

         (d) Any amount not paid when due under this Agreement shall bear interest (payable on demand) at two percent (2%) in excess of the prime commercial rate designated by the Banks ("Base Rate") from time to time in effect until paid in full (whether or not this Agreement has been terminated), such interest to be paid in the manner provided above.

         (e) The Buyer agrees to pay to Agent on the date hereof, a fee in accordance with the terms of a Fee Letter.

         6. Security. The obligations, indebtedness and liabilities of Buyer to the Agent, for the ratable benefit of the Banks, whether under the Consignment or otherwise, shall be secured by:

         (a) a first priority and second priority security interest in the Collateral pursuant to the terms of the Security Agreement (and as provided for in the Intercreditor Agreement);

         (b) the Guaranty; and

         (c) such other security documents as may be required by Agent.

                  All agreements and instruments described in this Section 6, together with any and all other agreements and instruments now or hereafter securing the obligations, are sometimes hereinafter referred to collectively as the "Security Documents" and individually as a "Security Document".

         7.       Use of Consigned Precious Metal; Redelivery of Precious Metal.

         Buyer may use the Consigned Precious Metal only in the ordinary course of its business as now conducted; provided that no Consigned Precious Metal shall be removed from Buyer's Principal Office prior to the fixing of the Purchase Price for such Consigned Precious Metal. Notwithstanding a contrary provision in this Section, Buyer shall have the right, on terms and conditions approved in writing by Banks, to remove scrap from its Principal Office for refining in the ordinary course of its business, it being agreed that all such scrap Consigned Precious Metal shall be and remain the property of Banks until purchased and paid for pursuant to Section 5 hereof.

         At any time prior to termination of this Agreement, any or all of the amount of the Consigned Precious Metal may be Redelivered by Buyer to the Banks, subject to the payment of breakage costs for Redelivery prior to the end of an Interest Period as to Consignment Fixed Rate Amounts.

         8.       Insurance.

         Buyer, at its sole cost and expense, shall procure and maintain property insurance to cover all locations where Consigned Precious Metal will be located on an all risk form, including flood and earthquake and such other insurance (including, but not limited to, fidelity insurance for all employees, including officers) with respect to the Consigned Precious Metal as may from time to time be reasonably required by Banks. All insurance provided for in this Section shall be effected under valid and enforceable policies, in such forms and in such amounts as may from time to time be reasonably required by Banks, issued by financially sound and responsible insurance companies which are admitted in the jurisdiction in which the Consigned Precious Metal is located, or are approved under the applicable states' surplus lines insurance laws. At least ten (10) days prior to any Bank's first Delivery of Precious Metal to Buyer and thereafter not less than fifteen (15) days prior to the expiration dates of insurance policies theretofore furnished pursuant to this Agreement, Buyer shall deliver to Banks copies of all insurance policies (together with Accord Form 27 (2/84) or other similar forms satisfactory to Banks) evidencing the insurance coverage required by Banks. All policies of insurance shall provide for thirty (30) days notification to the Banks in advance of any cancellation, non-renewal or material change in policy conditions, including cancellation for non-payment of premium.

         All policies of insurance provided for or contemplated by this Agreement shall name each Bank as an additional insured, as their interests may appear.

         All policies of insurance provided for in this Agreement shall, to the extent obtainable, contain clauses or endorsements to the effect that:

         (a) No act or negligence of Buyer, or anyone acting for Buyer, which might otherwise result in a forfeiture of such insurance or any part thereof shall in any way affect the validity or enforceability of such insurance insofar as Banks are concerned; and

         (b) No Bank shall be liable for any premiums or subject to any assessments on the policies.

         Losses under each policy of insurance provided for or contemplated by this Section shall be adjusted with the insurers and/or underwriters and to the extent permitted, paid directly to the Banks and Buyer as their interests may appear. Buyer shall pay all costs and expenses of collecting or recovering any insurance proceeds under such policies, including, but not limited to, any and all fees of attorneys, appraisers and adjusters.

         9.       Taxes, Etc.; Certain Rights of Banks.

         Buyer will promptly pay any and all taxes, assessments and governmental charges upon the Consigned Precious Metal prior to the date of any penalties. Buyer will not use the Consigned Precious Metal in violation of any statute or ordinance. Banks may examine and inspect the Consigned Precious Metal at any time, wherever located, and Buyer agrees to keep all records relating to the Consigned Precious Metal at its Principal Office.

         At its option, Agent or Banks may discharge taxes, liens, security interests or other encumbrances at any time levied or placed on the Consigned Precious Metal (which are not being contested in good faith), may pay for insurance on the Consigned Precious Metal and may pay for the maintenance and preservation of the Consigned Precious Metal. Buyer agrees to reimburse Agent and Banks on demand for any payment made, or any expense incurred, by Agent or any Bank in connection with the foregoing, together with interest thereon (payable on demand) at the Base Rate from time to time in effect plus two percent (2%), computed from the date of such payment or expense until paid.

         10.      Representations and Warranties.

         The following representations and warranties shall survive the delivery of this Agreement and the Delivery of Precious Metal by Banks to Buyer. Buyer represents and warrants to the Banks that:

         (a) Buyer has heretofore furnished to Banks Buyer's Financial Statements which fairly present the financial condition of Buyer as of their date, and the results of its operations for the year or other period then ended in conformity with GAAP. To the best of Buyer's knowledge and belief, Buyer does not have any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the Financial Statements. Since the date of the Financial Statements, there has been no material adverse change in the condition of Buyer, financial or otherwise;

         (b) Buyer (i) is duly organized, validly existing and in good standing under the laws of the state of its incorporation as of the date hereof, (ii) has full power and authority to own its properties and to carry on business as now being conducted, (iii) is qualified to do business in every jurisdiction where such qualification is necessary and (iv) has full power to execute, deliver and perform this Agreement, the Security Documents and all other documents securing the obligations of Buyer under this Agreement;

         (c) The execution, delivery and performance by Buyer of the terms and provisions of this Agreement and the Security Documents (i) have been duly authorized by all requisite action, (ii) will not violate any provision of law, any order of any court or other agency of government, or the articles of incorporation or bylaws of Buyer, (iii) will not violate any indenture, agreement or other instrument to which it is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with notice or lapse of time or both) a default under such agreement, and (iv) except as this Agreement may provide, will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Buyer pursuant to any such indenture, agreement or instrument;

         (d) There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Buyer, threatened against or affecting Buyer which, if adversely determined, would have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of Buyer or could result in the forfeiture of assets of Buyer;

         (e) Buyer is not a party to any agreement or instrument or subject to any charter or other corporate restriction adversely affecting its business, properties or assets, operations or condition, financial or otherwise nor is Buyer in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party;

         (f) Except for Permitted Liens, no financing statement or agreement is on file in any public office pertaining to or affecting any property of Buyer, now owned or hereafter acquired;

         (g) No change has been made in Buyer's Principal Office and all Consigned Precious Metal and Precious Metal inventory of Buyer is located at such Principal Office;

         (h) Buyer has obtained all necessary approvals, permits, licenses, authorizations and other consents required by, is not in material violation of, and has performed all of its obligations under, all Environmental Requirements;

         (i) Buyer is in compliance with all terms and conditions of the required permits, licenses and authorizations, and is also in compliance with all other Environmental Requirements or requirements contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder;

         (j) Buyer has never caused, permitted or suffered to exist any Hazardous Material to be spilled, placed, held, located or disposed of on, under or about nor are any now existing on, under or about its Principal Office or any other premises owned or leased by Buyer (collectively the "Controlled Premises") or into the atmosphere, any body of water or any wetlands in excess of maximum permitted regulatory levels or about which any Governmental Authority might require corrective action;

         (k) Buyer has no knowledge after due inquiry that any of the Controlled Premises has ever been used (whether by Buyer or, to the best knowledge of Buyer after due inquiry, by any other person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material in excess of maximum permitted regulatory levels or which is otherwise not in compliance with applicable Environmental Requirements;

         (l) Buyer has not received any notice from any Governmental Authority or any tenant, occupant or operator of the Controlled Premises or from any other person with respect to the environmental condition of the Controlled Premises, the improvements thereon, any other property owned by Buyer, or any other property which was previously included in the property description of the Controlled Premises or such other real property, or with respect to the release of Hazardous Material at, upon, under or within the Controlled Premises, the improvements or such other real property, or the past or ongoing migration of Hazardous Material from neighboring lands or to the Controlled Premises or improvements thereto;

         (m) Buyer has no knowledge of any underground storage tanks, asbestos-containing materials, PCBs, radon gas, or urea formaldehyde foam insulation at, upon, under or within the Controlled Premises or improvements thereon;

         (n) Schedule 10(n) hereto sets forth (a) all federal and state registrations of trademarks, service marks and other marks, tradenames or other trade rights of Buyer and the Guarantors (as applicable), and all pending applications for additional registrations and (b) all patents and copyrights of Buyer and the Guarantors (as applicable) and all pending applications for registration of any patents or copyrights. Buyer or the applicable Guarantor is the owner of each of the rights listed on Schedule 10(n) hereto and no other person has the right to use such rights or to receive any royalty or similar payment in respect of such rights;

         (o) Neither Buyer nor any entity with which Buyer would be aggregated (a "Commonly Controlled Entity") under Section 414(b), (c), (m), or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), maintains or contributes to any pension, profit sharing or other similar plan providing for a program of deferred compensation to any employee or former employee;

         (p) All contributions and other payments required to be made by Buyer or any Commonly Controlled Entity to all employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which either Buyer or any Commonly Controlled Entity maintains or to which any of them contributes (the "Employee Benefit Plans") have been made or reserves adequate for such purposes have been set aside and reflected on Buyer's Financial Statements. With respect to any such Employee Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA (an "Employee Pension Plan"), there is no accumulated funding deficiency, as defined in
Section 302 of ERISA and Section 412 of the Code, and no waiver has been applied for or obtained from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. No lien has arisen under Section 412(n) of the Code with respect to the assets of Buyer. Buyer has no reason to believe that the level of contributions required to be made to each multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which Buyer or any Commonly Controlled Entity contributed or contributes (a "Multiemployer Plan"), is not sufficient to maintain the level of benefits under such plan now in effect or scheduled to become effective in the future;

         (q) Neither Buyer nor any Commonly Controlled Entity has breached any fiduciary duty imposed on it under Part 4 of Title I of ERISA with respect to any Employee Benefit Plan or engaged in any prohibited transaction, as defined in Title I of ERISA and Section 4975 of the Code, involving any Employee Benefit Plan for which no exemption is available. Each Employee Benefit Plan has been and is administered in accordance with its terms and applicable laws, rules and regulations;

         (r) Each funded Employee Pension Plan has been determined by the Internal Revenue Service to be qualified under Section 401(a) or Section 403(a) of the Code and nothing has occurred which would cause the loss of such qualification or the imposition of any tax liability or penalty under the Code or ERISA on Buyer. With respect to each Employee Pension Plan which is subject to Title IV of ERISA, other than Multiemployer Plans, (1) neither Buyer nor any Commonly Controlled Entity has failed to make required contributions or incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), (2) no reportable event, as defined in Section 4043(b) of ERISA, has occurred and (3) the fair market value of the assets equals or exceeds the actuarial present value of all accrued benefits (whether or not forfeitable), including, without limitation, early retirement subsidies, automatic cost of living adjustments and all other amounts considered to be benefit liabilities upon a standard termination of such a plan, with such actuarial present value determined by application of the actuarial methods and assumptions applied by the plan's enrolled actuary in the most recent annual valuation of the plan. Neither Buyer nor any Commonly Controlled Entity knows of any facts or circumstances, which might give rise to any liability to the PBGC under Title IV of ERISA (other than for premium payments). With respect to Multiemployer Plans, neither Buyer nor any Commonly Controlled Entity has withdrawn or partially withdrawn, as described in Subtitle E of Title IV of ERISA, from any such plan and thereby incurred any obligation to discharge a withdrawal liability (including, but not limited to, any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA to any Multiemployer Plan, and there exists no condition or set of circumstances which presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to Buyer or any Commonly Controlled Entity;

         (s) No Employee Benefit Plan which is an employee welfare benefit plan, as defined in Section 3(1) of ERISA (an "Employee Welfare Plan"), provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and regulations thereunder or by applicable state statutory law. With respect to any Employee Welfare Plan, Buyer and each Commonly Controlled Entity have complied with the notice and continuation coverage requirements of COBRA and regulations thereunder such that there would not result any loss of deduction under Section 162 of the Code or any tax, penalty or liability to Buyer; and

         (t) There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted with respect to, and neither Buyer nor any Commonly Controlled Entity has knowledge of any threatened claims or litigation with respect to, any Employee Benefit Plan (other than a Multiemployer Plan) or any fiduciary thereof.

         11.      Conditions.

         The Delivery by Banks of any Precious Metal under this Agreement is subject to the following conditions precedent:

         (a) The representations and warranties set forth in Section 10 of this Agreement shall be true and correct on and as of the date of this Agreement and the date each Delivery is made.

         (b) Buyer shall have executed and delivered to Banks, or caused to be executed and delivered to Banks, on or prior to the date of execution of this Agreement, the following, each in form and substance satisfactory to Banks in their sole discretion, and all other documents reasonably necessary to consummate the transactions contemplated hereby:

                  (i) All required security documents, including, but not limited to, any and all UCC-1 financing statements, landlord waivers, collateral assignments of patents, trademarks and service marks as collateral and collateral assignments of leases executed by a Duly Authorized Officer of Buyer, as may be required by Agent;

                  (ii) A certificate of the Secretary or Assistant Secretary of Buyer certifying to the votes of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the Security Documents;

                  (iii) A certificate of the Secretary or Assistant Secretary of Buyer certifying the names of the officers of Buyer authorized to sign this Agreement and the Security Documents and any other documents or certificates (or any amendments thereto) to be delivered pursuant to this Agreement (or any amendments thereto) by Buyer or any of its officers, together with the true signatures of such officers, on which certificates the Banks may conclusively rely until they shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                  (iv) A certificate of the Secretary of State of the state of incorporation (and all foreign jurisdictions in which Buyer is qualified) of Buyer, dated reasonably near the date of this Agreement, stating that Buyer is duly organized and in good standing in such state and has filed all annual reports and has paid all franchise taxes required to be filed or paid to the date of such certificate;

                  (v) A certificate of the Secretary or Assistant Secretary of each Guarantor certifying to the votes of each Guarantor's board of directors authorizing the execution, delivery and performance of the Security Documents (as applicable);

                  (vi) A certificate of the Secretary or Assistant Secretary of each Guarantor certifying the names of the officers of each Guarantor authorized to sign the Security Documents (as applicable) and any other documents or certificates (or any amendments thereto) to be delivered pursuant to this Agreement (or any amendments thereto) by each Guarantor or any of its officers, together with the true signatures of such officers, on which certificates the Banks may conclusively rely until they shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

                  (vii) A certificate of the Secretary of State of the state of incorporation (and all foreign jurisdictions in which each Guarantor is qualified) of each Guarantor, dated reasonably near the date of this Agreement, stating that each Guarantor is duly organized and in good standing in such state and has filed all annual reports and has paid all franchise taxes required to be filed or paid to the date of such certificate;

                  (viii) A favorable written opinion of Buyer's Counsel, dated the date of this Agreement, satisfactory to Banks and their respective counsel in scope and substance, with respect to the matters set forth in subsections 11(b) and (e); and further to the effect that this Agreement and the Security Documents have been duly authorized, executed and delivered by Buyer and the Guarantors and constitute the legal, valid, binding obligations of Buyer and each of the Guarantors enforceable in accordance with their terms;

                  (ix) A certificate signed by Buyer's chief executive or chief financial officer to the effect stated in (c) below; and

                  (x) Such other supporting documents and legal opinions as Banks may reasonably request.

         (c) No Event of Default nor any event which with notice or the lapse of time, or both, would constitute an Event of Default shall have occurred.

         (d) Evidence that the real property located at 60 and 70 South MacQuesten Parkway, Mt. Vernon, New York (the "Real Property") has been placed on the market for sale with a reputable real estate agent.

         (e) Receipt of Buyer prepared financial statements for the eleven month period ended December 31, 2002 and pro-forma fiscal year end February 1, 2003 financial statements.

         (f) Receipt of management prepared projections for the fiscal year end January 31, 2004, which projections must include monthly balance sheets, profit and loss statements, cash flow, covenant calculations and borrowing base calculations.

         (g) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for the Banks.

         (h) The Banks shall have received payment in full of all fees and expenses referred to herein which are payable on or before the date of execution of this Agreement and Sovereign and ABN shall have received payment in full of all fees and expenses referred to in the Fee Letter.

         (i) The Banks have received the fully executed Mitsui Letter Agreement.

         12.      Affirmative Covenants.

         Buyer covenants and agrees that, from the date of this Agreement and until payment and performance in full by Buyer of its indebtedness, obligations and liabilities to the Banks under this Agreement or any other agreement or instrument, and the Precision Metal Commitment has been terminated whether now existing or arising hereafter, unless the Banks otherwise consent in writing, Buyer shall:

         (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all laws and regulations applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

         (b) Comply with all applicable laws and regulations, whether now in effect or hereafter enacted or promulgated by any Governmental Authority having jurisdiction in the premises (including, without limitation, the Controlled Substances Act of 1978, the Money Laundering Control Act of 1986 and the Anti-Drug Abuse Act of 1988, as amended from time to time);

         (c) Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof;

         (d) Give prompt written notice to Banks of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, Federal, state or local, which, if adversely determined, would have a materially adverse effect upon its business, operations, properties, assets, or condition, financial or otherwise or could result in the forfeiture of assets of Buyer;

         (e)      Furnish to each Bank:

                  (i) Within ninety (90) days after the end of each fiscal year, Financial Statements showing its financial condition at the close of such fiscal year, the results of operations during such year and containing a statement to the effect that its independent public accountants have examined the provisions of this Agreement and that no Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default has occurred;

                  (ii) Within forty-five (45) days after the end of each fiscal quarter, Financial Statements showing its financial condition at the close of such period and the fiscal year to date;

                  (iii) Wthin twenty (20) days after the end of each month in each such fiscal year, Financial Statements for such period and the fiscal year to that date, subject to changes resulting from routine year-end audit adjustments, and including a profit and loss statement and balance sheet as of the month end in form satisfactory to the Banks. Financial Statements for this subsections (i) and (ii) may be prepared and certified by the chief financial officer of Buyer to the best of his or her information and belief;

                  (iv) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (i) and
         (ii) above, a narrative statement of the President or chief financial officer of Buyer which shall comment upon and explain any material changes, both positive and negative, reflected in such statements from prior periods, and which shall also contain a declaration to the effect that such officer has reviewed the terms of this Agreement and has no knowledge of any event or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default or, if he or she has such knowledge, specifying the nature and period of existence of such event or condition;

                  (v) Simultaneously with the increase or decrease of the amount of Consignment with any Bank, written notification of such action;

                  (vi) On or before the twentieth (20th) day of each month, a borrowing base certificate ("Borrowing Base Certificate") as of the last business day of the preceding month (such certificate to be in the form attached hereto as Exhibit A), certified by Buyer's chief financial officer or treasurer;

                  (vii) Within forty-five (45) days of the end of each quarter, a Covenant Compliance Certificate substantially in the form of Exhibit B; and

                  (viii) At least thirty (30) days prior to first day of each fiscal year, a projected balance sheet, income statement and cash flow statements covering a period of not less than a year.

         (f) Promptly, from time to time, furnish such other information regarding its operations, assets, business affairs and financial condition as any Bank, may reasonably request;

         (g) Permit agents or representatives of Banks, at Buyer's expense (including, without limitation, the fees and expenses of such agents or representatives), (i) to inspect, at any time during normal business hours and without notice, the Consigned Precious Metal and Buyer's books and records and to make abstracts or reproductions of such books and records, (ii) to conduct field examinations of the Consigned Precious Metal in the possession and control of Buyer, such examinations to be done on a regular basis but not more frequently than annually (provided, however, that when an Event of Default has occurred and is continuing, Banks may conduct such examinations as frequently as they may desire at Buyer's expense),
(iii) to observe the taking of any physical inventory of Consigned Precious Metal in Buyer's possession (Buyer shall give Banks not less than ten (10) days' prior Notice of the taking of such inventory) provided if there exists an Event of Default, at which time no prior notice is required, and (iv) at reasonable times, and at any time in case of emergency, to take a physical inventory of the Consigned Precious Metal in Buyer's possession;

         (h) Promptly advise Banks of any material adverse change in its condition, financial or otherwise, and of any condition or event, which constitutes, or with notice or lapse of time or both would constitute, an Event of Default;

         (i) Promptly join with Banks from time to time in executing one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to Banks, and execute such other instruments in form suitable for recording or filing as Banks may reasonably require;

         (j) Defend the Consigned Precious Metal against any claims and demands of any persons (other than Banks) at any time claiming the same or any interest therein;

         (k) Comply, and cause all tenants or other occupants of any real property which Buyer owns or occupies to comply, in all respects with all Environmental Requirements, and not generate, treat, store, handle, process, transfer, transport, dispose of, release or otherwise use, and not permit any tenant or other occupant of such property to generate, treat, store, handle, process, transfer, transport, dispose of, release or otherwise use, Hazardous Materials within, on, under or about such property in a manner that could lead to the imposition on Buyer, any Bank or any such real property of any liability or lien of any nature whatsoever under any Environmental Requirement;

         (1) Notify Banks promptly in the event of any spill or other release of any Hazardous Material within, on, under or about any real property owned or occupied by Buyer which is required to be reported to a Governmental Authority under any Environmental Requirement, promptly forward to Banks copies of any notices received by Buyer relating to alleged violation of any Environmental Requirement and promptly pay when due any fine or assessment against Buyer, any Bank or any such real property relating to any Environmental Requirement;

         (m) Maintain key-man life insurance with insurance companies satisfactory to Banks on the lives of Michael Paolercio and Anthony Paolercio, Jr. in the amount of not less than $5,000,000 each; provided, however, that in the event that either of such individuals shall terminate his employment with Buyer during his life, the insurance on the terminated individual's life may be cancelled;

         (n) Use its best efforts (based on the outstanding metals contracts) to maintain the Banks' outstandings on a pro rata basis based on their respective Commitment Percentage while taking into account the then current outstandings to Mitsui; and

         (o) Maintain outstanding consignments with Mitsui in an amount not less than 20,000 fine troy ounces of gold until December 31, 2003; provided, however, such amount may be reduced as of December 31, 2003, only if Buyer is in full compliance with the Mitsui Letter Agreement.

         13.      Negative Covenants.

         Buyer covenants and agrees that, until Buyer makes payment and performs in full its indebtedness, obligations and liabilities to the Banks under this Agreement or any other agreement or instrument, whether now existing or arising hereafter and the Precious Metal Commitment has been terminated, unless Banks otherwise consent in writing, Buyer will not, directly or indirectly:

         (a) Create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral or any products or property now or here after owned by Buyer or in which Buyer presently has or hereafter acquires an interest which does or will include the Consigned Precious Metal;

         (b) Sell, lease, transfer or otherwise dispose of its properties (other than the Real Property), assets, rights, licenses and franchises to any person, except in the ordinary course of its business, or turn over the management of, or enter a management contract with respect to, such properties, assets, rights, licenses and franchises;

         (c) Dissolve, liquidate, consolidate with or merge with, or acquire all or substantially all of the assets or properties of, any other corporation or entity, or make any substantial change in its executive management;

         (d) Sell, assign, encumber, pledge, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by Buyer, with or without recourse, except for collection (including endorsements) in the ordinary course of business;

         (e) Grant any security interest or ownership rights to any customer of Buyer with respect to any of the Collateral while at Buyer's Principal Premises whether or not such customers have prepaid orders for the Consigned Precious Metal or any products or property which does or will include the Consigned Precious Metal;

         (f) Guarantee, endorse or otherwise in any way become or be responsible for obligations of any other person, except endorsements of negotiable instruments for collection in the ordinary course of business;

         (g) Obtain Precious Metal on consignment or loan from any source other than the Banks; or

         (h) Pay any discretionary dividends, or make any distribution of cash or property, or both, to holders of its units, or directly or indirectly, redeem, purchase or otherwise acquire for a consideration, any membership interests or units, of any class of its stock, whether or not pursuant to a formal stock repurchase plan.

         14. Financial Covenants. Until Buyer makes payment and performs in full its indebtedness, obligations and liabilities to the Banks under this Agreement or any other agreement or instrument, whether now existing or arising hereafter and the Precious Metals Commitment has been terminated, Buyer agrees as follows:

         (a) To maintain on a quarterly basis, a ratio of Minimum Operating Cash Flow to Total Debt Service of (0.40) to 1.00 for the fiscal quarter ending February 1, 2003 and 1.10 to 1.00 for each of the rolling four quarters occurring hereafter ending on January 31, 2004, to be tested on a rolling twelve month basis.

         (b) To maintain on a quarterly basis a ratio of Maximum Total Liabilities to Tangible Net Worth as follows:

                    Period                    Ratio
                    ------                    -----
                    4/30/03                   2.25:1.00
                    7/31/03                   2.50:1.00
                   10/31/03                   2.75:1.00
                    1/31/04                   2.00:1.00.

         (c) To maintain minimum annual Tangible Net Worth of the following amounts for the following respective periods:

                    Period                    Amount
                    ------                    ------
                    2/01/03                   $39,000,000
                    4/30/03                   $37,500,000
                    7/31/03                   $37,000,000
                   10/31/03                   $38,000,000
                    1/31/04                   $39,500,000.

         (d) Not to incur maximum annual Capital Expenditures in an amount in excess of One Million Five Hundred Thousand Dollars ($1,500,000) for each fiscal year ending fiscal year 2004.

         (e) To maintain minimum EBIT of the following amounts for the following respective periods:

                    Period                    Amount
                    ------                    ------
                    7/31/03                   ($1,250,000)
                   10/31/03                    $1,200,000
                    1/31/04                    $3,100,000.

         15.      Events of Default; Rights and Remedies of the Banks
Upon Default.

         In each case of happening of any of the following events (each of which is herein sometimes called an "Event of Default"):

         (a) Any representation or warranty made herein, or in any report, certificate, financial statement or other instrument furnished in connection with this Agreement or the Delivery of Precious Metal by any Bank hereunder, shall prove to be false or misleading in any material respect;

         (b) Buyer fails to make punctual payment or perform any obligation required by the provisions of Section 2, 5 or 14 of this Agreement;

         (c) Buyer fails to pay any amount due hereunder or any other indebtedness, obligation or liability of Buyer to the Banks when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

         (d) Buyer fails to observe or perform any other covenant, condition or agreement required by the terms of this Agreement;

         (e) Default with respect to any evidence of indebtedness, obligations or liabilities of Buyer (including, but not limited to, other consignment agreements), if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any indebtedness of Buyer is not paid, when due and payable, whether at the due date thereof or by acceleration or otherwise;

         (f) Buyer shall (i) apply for, consent to, or suffer the appointment of a custodian, receiver, trustee or liquidator of it or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) file, or have filed against it, a petition for relief under Title 11 of the United States Code, or
(v) file, or have filed against it, a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or corporate action shall be taken for the purpose of effecting any of the foregoing;

         (g) An order, judgment or decree shall be entered, without the application, approval or consent of Buyer by any court of competent jurisdiction, approving a petition seeking reorganization of Buyer or appointing a custodian, receiver, trustee or liquidator of Buyer or of all or a substantial part of the assets of Buyer;

         (h) Occurrence of any material loss, theft, or destruction of or damage to the Consigned Precious Metal or any products or property which includes Consigned Precious Metal;

         (i) Discontinuance of the operation of Buyer's business for any reason;

         (j) There exists an event of default under the Accounts Receivable Facility or the GE Credit Facility; or

         (k) Mitsui has terminated its consignment arrangement with the Buyer except as permitted by Section 12(n).

         Upon the occurrence of any such Event of Default and at any time thereafter during the continuance of such Event of Default, Banks may, by Notice to Buyer, terminate this Agreement as provided in Section 16 and declare all liabilities, indebtedness or obligations of Buyer to be due and payable. Upon Banks' declaration, such liabilities, indebtedness and obligations shall become immediately due and payable, both as to principal and/or interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding, provided that in the event of the occurrence of an Event of Default under either
Section 15(f) or (g) all such amounts shall become immediately due and payable automatically and without any requirement of notice from any Bank. Banks may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Banks, under this Agreement or under any agreement securing the obligations of Buyer hereunder, whether afforded by the Uniform Commercial Code or otherwise afforded by law or in equity. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Buyer agrees to pay Agent's and Banks' reasonable attorney's fees and legal expenses incurred in enforcing Banks' rights, powers and remedies under this Agreement and any agreement securing the liabilities, indebtedness or obligations of Buyer to the Banks.

         Without limiting the foregoing, upon the occurrence of any Event of Default and at any time thereafter during the continuance thereof, the Agent and Banks shall have the right to enter and/or remain upon the premises of Buyer or any other place or places where any Collateral is located and kept (without any obligation to pay rent to Buyer or others) and: (i) remove Consigned Precious Metal or inventory containing the same therefrom to the premises of Agent or any Bank or any agent of Agent or any Bank, for such time as Agent or any Bank may desire, in order to maintain, collect, sell and/or liquidate said Consigned Precious Metal or (ii) use such premises, together with equipment, materials, supplies, books and records of Buyer, to maintain possession, refine and prepare said Consigned Precious Metal for sale, liquidation, or collection. Agent or any Bank may require Buyer to assemble the Consigned Precious Metal and make it available to Agent or Banks at a place or places to be designated by Agent or any Bank, which is reasonably convenient for the parties. Banks may at any time and from time to time employ and maintain in any premises of Buyer or any place where any of the Consigned Precious Metal is located a custodian selected by Agent or Banks who shall have full authority to do all acts necessary to protect Banks' interests and to report to Agent or Banks thereon. Buyer agrees to cooperate with any such custodian and to do whatever Agent or any Bank may reasonably request to preserve the Consigned Precious Metal. All reasonable expenses incurred by reason of the employment of the custodian shall be paid by Buyer pursuant to the last sentence in Section 16 hereof.

         16. Termination.

         This Agreement shall terminate, if not sooner, as provided in Section 15, upon the occurrence of any Event of Default, on the Facility Maturity Date. Unless otherwise mutually agreed in writing by the Banks and Buyer, no Delivery of Precious Metal to Buyer will be made following the giving of Notice by any Bank or Buyer of its election to terminate this Agreement. Termination of this Agreement shall not affect Buyer's duty to pay and perform in full its obligations to the Banks hereunder. On the effective date of the termination of this Agreement, Buyer shall either Redeliver or purchase and pay for all Consigned Precious Metal which Banks have previously Delivered and which has not been paid for or Redelivered, the price to be based on such Bank's spot market price on the date of such purchase and shall reimburse the Banks for any and all outstanding fees, costs, expenses and other obligations of Buyer to the Banks plus all breakage costs as to any Consignments based on Consignment Fixed Rates.

         17. The Agent.

         (a) Each of the Banks hereby irrevocably designates and appoints Sovereign as collateral agent of such Bank under this Agreement and the other Loan Documents for the term hereof, and each such Bank irrevocably authorizes Sovereign, as collateral agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provisions to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. Any reference to the Agent in this Section 17 shall be deemed to refer to such Agent solely in its capacity as Agent, as applicable, and not in its capacity as a Bank.

         (b) The Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

         (c) Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by Buyer or any Subsidiary or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement, or other document referred to or other Loan Documents or for the value, validity, effectiveness, genuinness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of Buyer or any Subsidiary to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performances of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Buyer or any Subsidiary.

         (d) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Buyer), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless they shall first receive such advice or concurrence of the Banks as they deem appropriate or they shall first be indemnified to their satisfaction by the Banks against any and all liability and expense which may be incurred by them by reason of taking or continuing to take any such action except for their own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Banks (or, when expressly required hereby, all the Banks), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

         (e) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it shall have received notice from a Bank or Buyer referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that Agent receives such a notice, it shall promptly give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Banks; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Banks, as applicable.

         (f) Each Bank expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including, without limitation, any review of the affairs of Buyer or any Subsidiary, shall be deemed to constitute any representation or warranty by Agent to any Bank. Each Bank represents to Agent that it has, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Buyer and made its own decision to make Consignments hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the Buyer. Except for other notices, reports and other documents expressly required to be furnished the Banks by Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Buyer which may come into the possession of Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         (g) The Banks agree to indemnify Agent in its capacity as such and (to extent not reimbursed by Buyer and without limiting the obligation of Buyer to do so), ratably according to the respective amounts of their Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following any payment or Redelivery obligations with respect to Consigned Precious Metal) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive any payment or Redelivery obligations with respect to Consigned Precious Metal and all other amounts payable hereunder and the termination of this Agreement.

         (h) The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Buyer as though the Agent was not an agent hereunder.

         (i) Subject to the appointment and acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Buyer. Upon any such resignation, the Banks shall have the right to appoint a successor agent, which successor shall have minimum capital surplus of at least, $500,000,000. If no successor shall have so been appointed by the Banks and no successor agent shall have accepted such appointment within thirty
(30) days after the Agent's giving notice of its resignation, then the Agent may, on behalf of the Banks, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring agent, and the retiring agent shall be discharged from its duties and obligations hereunder. After any retiring agent's resignation hereunder as agent, as applicable, the provisions of this Section 17 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         18. Indemnity.

         Buyer will defend, indemnify and hold harmless the Banks, Agent, and their employees, agents, officers, and directors, from and against any and all claims, demands, penalties, causes of action, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, foreseen or unforeseen, contingent or otherwise (including, without limitation, counsel and consultant fees and expenses, investigation and laboratory fees and expenses, court costs, and litigation expenses) arising out of, or in any way related to, (i) any breach by Buyer of any of the provisions of this Agreement,
(ii) the presence, disposal, spillage, discharge, emission, leakage, release, or threatened release of any Hazardous Material within, on, under, about, from or affecting any real property owned or occupied by Buyer, including, without limitation, any damage or injury resulting from any such Hazardous Material to or affecting such property or the soil, water, air, vegetation, buildings, personal property, persons or animals located on such property or on any other property or otherwise, (iii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to any such Hazardous Material, (iv) any lawsuit brought or threatened, settlement reached, or order or directive of or by any Governmental Authority relating to such Hazardous Material, or (v) any violation of any Environmental Requirement.

         19. Survival of Representations and Warranties.

         The obligations and liabilities of Buyer under this Agreement and the representations and warranties herein shall survive and continue in full force and effect and shall not be terminated, discharged or released, in whole or in part, by the termination of this Agreement or the discharge of all other obligations, irrespective of whether such obligations and liabilities have been paid in full and irrespective of any foreclosure under this Agreement, any sale of property pursuant to the provisions of this Agreement or acceptance by Agent or any Bank, their nominee or Subsidiary of a deed or assignment in lieu of foreclosure or sale and irrespective of any fact or circumstance of any nature whatsoever.

         20. Miscellaneous.

         (a) In this Agreement, reference to a party shall be deemed to include the successors and permitted assigns of such party, and all covenants and agreements in this Agreement by or on behalf of Buyer shall inure to the benefit of the successors and assigns of each of the Banks and the Agent.

         (b) Buyer will reimburse the Agent and the Banks (as applicable) upon demand for all out-of-pocket costs, charges and expenses of Agent and/or such Bank (including costs of searches of public records and filing and recording documents with public offices and reasonable fees and disbursements of counsel to Agent and Banks) in connection with (i) the preparation, execution and delivery of this Agreement, (ii) any amendments, modifications, consents or waivers in respect hereof and (iii) any enforcement hereof.

         (c) This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

         (d) No modification or waiver of any provision of this Agreement, or of any security document, nor consent to any departure of Buyer from a provision, shall be effective unless the same shall be in writing. A written consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand on Buyer, in any one case, shall entitle Buyer to any other or future notice or demand in the same, similar or other circumstances.

         (e) Neither any failure nor any delay on the part of Agent or any Bank in exercising any right, power or privilege hereunder, or in any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

         (f) Buyer shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Banks.

         (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         (h) Any Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. As used in this Agreement, the term "person" shall include any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         (i) Buyer hereby submits to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts to which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any of Buyer's obligations under or with respect to this Agreement, and expressly waives any and all objections it may have as to venue in any of such courts. BUYER, AGENT AND EACH BANK EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ON ANY MATTER WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN). No party to this Agreement, including but not limited to any assignee or successor of a party, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement, any related instruments, any collateral or the dealings or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY

THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS.
NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         (j) Any consent or approval required or permitted by this Agreement to be given by all of the Banks may be given, and any term of this Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Buyer or any of its Subsidiaries of any terms of this Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Buyer and the written consent of all Banks. Notwithstanding the foregoing (a) without the written consent of each Bank affected thereby, the time of payment or the rate of interest and Consignment Fees may not be changed, the basis for calculation of Consignment Fees, and the payment date for Purchase Price and the definition of "Consignment Base Availability" may not be changed; (b) without the written consent of all of the Banks, the definition of Required Banks may not be amended, the Facility Termination Date shall not be changed and amounts of the Precious Metal Commitments may not be increased or decreased; and (c) a substantial portion of the Collateral or any Guaranty may not be released without the written consent of each Bank. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Buyer shall entitle Buyer to other or further notice or demand in similar or other circumstances.

         (k) The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 20 hereof.




                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Banks and Buyer have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

                                           SOVEREIGN PRECIOUS METALS, LLC, as
                                           Collateral Agent and as a Bank


                                           By
                                             --------------------------------
                                           Title:


                                           ABN AMRO BANK N.V., as a Bank

                                           By
                                             --------------------------------
                                           Title:


                                           By
                                             --------------------------------
                                           Title:


                                           COMMERZBANK INTERNATIONAL S.A., as a
                                           Bank


                                           By
                                             --------------------------------
                                           Title:



                                           MICHAEL ANTHONY JEWELERS, INC., as
                                           Buyer


                                           By
                                             --------------------------------
                                           Title:

                         LIST OF SCHEDULES AND EXHIBITS

   Schedule 1          List of Banks and their Respective Percentage Commitment
   Schedule 2          Eligible Memo Inventory
   Schedule 10(n)      Trademarks

   Exhibit A           Borrowing Base Certificate
   Exhibit B           Covenant Compliance Certificate

                                   SCHEDULE 1

                           Precious Metals Commitment

Name of Bank                              Fine Troy Ounces          Percentage          Dollar Cap
------------                              ----------------          ----------          ----------
Sovereign Precious Metals, LLC            45,000                    26%                 $14,800,000

ABN AMRO Bank N.V.                        55,000                    31%                 $20,000,000

Commerzbank International S.A.            55,000                    31%                 $20,000,000

*Mitsui & Co. Precious                    20,000                    11%
  Metals, Inc.


     *Mitsui is included on the schedule merely for purposes of Buyer's responsibility pursuant to Section 12 (n) hereof to keep the consignment levels on a pro rata basis among the Banks and Mitsui.

                                   SCHEDULE 2

                             Eligible Memo Inventory

                                    EXHIBIT A
                           BORROWING BASE CERTIFICATE

                                    EXHIBIT A
                         COVENANT COMPLIANCE CERTIFICATE

                                    EXHIBIT B

                         MICHAEL ANTHONY JEWELERS, INC.

                             COMPLIANCE CERTIFICATE

         MICHAEL ANTHONY JEWELERS, INC. ("Buyer") HEREBY CERTIFIES that:

         This Certificate is furnished pursuant to Subsection 12(e)(vi) of the Consignment Agreement dated as of March __, 2003 by and among Sovereign Precious Metals, LLC, as collateral agent and the banks party thereto and Buyer, as amended or modified from time to time (the "Agreement"). Unless otherwise defined herein, the terms used in this Certificate have the meanings given to them in the Agreement.

         [As required by Subsection 12(e)(iv) of the Agreement, Financial Statements of Buyer for the [year/quarter] ended ___________________, 20____ prepared in accordance with GAAP accompany this Certificate. The Financial Statements present fairly the financial position of Buyer as at the date thereof and the results of operations of Buyer for the period covered thereby (subject only to normal recurring year-end audit adjustments).]

         The figures set forth in Schedule A for determining compliance by Buyer with the financial covenants contained in the Agreement are true and complete as of the date hereof.

         The activities of Buyer during the period covered by the Financial Statements have been reviewed by the chief executive, chief financial officer or treasurer of Buyer or by employees or agents under his or her immediate supervision. Based on such review, to the best knowledge and belief of the chief executive or chief financial officer, and as of the date of this Certificate, no Event of Default has occurred.*

         WITNESS my hand this ___________ day of _____________, 20__.


                                                  MICHAEL ANTHONY JEWELERS, INC.



                                                  By:
                                                     --------------------------
                                                     Title:
                                                           --------------------


--------

* If an Event of Default has occurred, this paragraph is to be modified with an appropriate statement as to the nature thereof, the period of existence thereof and what action Buyer has taken, is taking, or proposes to take with respect thereto.

                                                                     SCHEDULE A
                                                                          to
                                                                      EXHIBIT B

                               FINANCIAL COVENANTS

Ratio of Minimum Operating Cash Flow to Total Debt Service (Subsection 14(a)):
-----------------------------------------------------------------------------

EBITDA                                                  $
                                                         -----------------------
Less:  taxes (inclusive of interest and penalties)      ($                       )
                                                          ----------------------
paid in cash
Less:  non-financed Capital Expenditures                ($                       )
                                                         -----------------------
Total Debt Service                                      $
                                                         -----------------------

Ratio                                                              :1.00
                                                        -----------
Maximum Ratio Permitted                                 (0.40):1.00 (for fiscal quarter
                                                        ending 2/1/03)

                                                        1.10:1.00 (for each fiscal quarter
                                                        thereafter)

Ratio of Maximum Total Liabilities to Tangible Net Worth (Subsection 14(b)):
---------------------------------------------------------------------------

Maximum Total Liabilities                               $
                                                         -----------------------
Tangible Net Worth                                      $
                                                         -----------------------
Ratio                                                               :1.00
                                                         -----------

Minimum Required                                                 Period                      Ratio
                                                                 ------                      -----

                                                                 9/30/03                   2:25:1.00
                                                                 7/31/03                   2:50:1.00
                                                                10/31/03                   2:75:1.00
                                                                 1/31/04                   2:00:1.00
Minimum Tangible Net Worth (Subsection 14(c)):
---------------------------------------------
Amount                                                  $
                                                         ------------------------

Minimum Required                                                 Period                     Amount
                                                                 ------                     ------

                                                                 2/01/03                  $39,000,000
                                                                 4/30/03                  $37,500,000
                                                                 7/31/03                  $37,000,000
                                                                10/31/03                  $38,000,000
                                                                 1/31/04                  $39,500,000

Capital Expenditures (Subsection 14(d)):
---------------------------------------
Amount of Capital Expenditures                          $
                                                         -----------------------
Maximum Allowed                                         $1,500,000


Minimum EBIT (subsection 14(e)
------------------------------
Amount of EBIT $______________
Minimum Required:                                                Period                     Amount
                                                                 ------                     ------

                                                                  7/31/03                ($1,250,000)
                                                                10/31/03                  $1,200,000
                                                                  1/31/04                 $3,100,000

WITNESS my hand this _____ day of ___________________, 20__.

                                                 MICHAEL ANTHONY JEWELERS, INC.



                                                 By:
                                                    ---------------------------
                                                    Title:
                                                          ---------------------





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